UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 30, 2007

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On November 2, 2007, Axesstel issued a press release reporting its financial results for the quarter ended September 30, 2007. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information contained in this Item 2.02 and in the accompanying exhibit shall not be deemed filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Exchange Act or the Securities Act, except as shall be expressly set forth by specific reference in such filing.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 30, 2007, Axesstel, Inc. (“Axesstel”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Centurion Credit Resources, LLC (“Centurion”) pursuant to which Axesstel agreed to sell to Centurion a secured promissory note in the principal amount of Eight Million Six Hundred Two Thousand One Hundred Twenty-Five Dollars ($8,602,125) (the “Note”) and Five Hundred Thousand (500,000) shares of Axesstel’s unregistered common stock, par value $.001 per share (“Common Stock”) for an aggregate purchase price of Eight Million Four Hundred Seventy Five Thousand Dollars ($8,475,000). The purchase price reflects a one and one-half percent original issue discount from the principal amount of the Note.

Under the terms of the Purchase Agreement, the advances under the Note, the transfer of shares of Common Stock and the payment purchase price are divided into two advances. In connection with the initial advance, the amount due under the Note is deemed to be Five Million Five Hundred Eighty-One Thousand Four Hundred Eighty-Five Dollars ($5,581,485) and Axesstel issued 325,000 shares of Common Stock to Centurion in exchange for a purchase price of Five Million Four Hundred Ninety Nine Thousand Dollars ($5,499,000). Centurion’s obligation to make the second advance is predicated upon receiving certain account acknowledgements from another account debtor in Venezuela within two weeks from the date of the Purchase Agreement. Under the second advance, the principal amount due under the Note would increase by Three Million Twenty Thousand Six Hundred Forty Dollars ($3,020,640) to its full amount, and Axesstel will issue to Centurion an additional 175,000 shares of Common Stock in exchange for an purchase price of Two Million Nine Hundred Seventy Six Thousand Dollars ($2,976,000).

The Note is payable out of the payments received on certain of Axesstel’s Venezuelan accounts receivable, but in any event no event later than October 30, 2008 (the “Maturity Date”). Interest on the Note accrues at a rate of 30% per annum, with a six month minimum interest charge. Payments made prior to April 30, 2008 will result in the assessment of a prepayment premium equal to the amount of interest that would have accrued on the prepaid amount had such amount remained outstanding until April 30, 2008.

Axesstel’s obligations under the Purchase Agreement and the Note are secured by the terms of a Security Agreement, which grants Centurion a first priority lien and security interest in approximately $25 million of Axesstel’s accounts receivable from Venezuelan debtors and any proceeds thereof. The Security Agreement also grants Centurion a general lien on all of Axesstel’s other assets, including patents and trademarks. Centurion has agreed to subordinate its general lien in all assets, other than the Venezuelan accounts receivable, to senior lenders of Axesstel from time to time.

The Purchase Agreement and related documents impose certain restriction and covenants on Axesstel, including restrictions against incurring additional indebtedness (except as expressly set forth in the Purchase Agreement), creating any liens on its property (other than Permitted Liens as defined in the Purchase Agreement), redeeming or paying dividends on its Capital Stock (as that term is defined in the Purchase Agreement), making loans and making certain investments. The Purchase Agreement also restricts Axesstel’s ability to engage in certain business combination transactions or create subsidiaries without Centurion’s consent.

The Purchase Agreement defines certain Events of Default, including, without limitation, failure to make a payment obligation, failure to observe covenants under the Purchase Agreement or related agreements (generally subject to applicable cure periods), breach of a representation or warranty, bankruptcy or default under another significant contract or credit obligation. In general, upon the occurrence of an Event of Default, interest accrues at an additional 10% per annum default rate, and Centurion has the right to accelerate all amounts due under the Note, including principal and accrued but unpaid interest.

Axesstel also entered into a Registration Rights Agreement dated October 30, 2007 in connection with the Purchase Agreement, pursuant to which Axesstel granted to Centurion certain piggyback registration rights on the shares of Common Stock issuable to Centurion under the Purchase Agreement.

Merriman Curhan Ford & Co. acted as financial advisor to Axesstel in connection with the transaction and received a fee of $274,950 in connection with its services in connection with the initial advance, and would be entitled to an additional fee of $148,800 upon consummation of the second advance.

The Note was issued to the Purchasers in a private placement transaction in accordance with Rule 506 under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

The description of the transaction contained herein is qualified in its entirety by reference to the Purchase Agreement, the Registration Rights Agreement, the Security Agreement and the Note, each of which is filed as an Exhibit to this report and incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information provided in response to Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

On October 30, 2007, in connection with the Purchase Agreement, Axesstel issued to Centurion shares of Axesstel’s Common Stock. The purchase price was allocated to the shares of Common Stock on the basis of $.95 per share, the closing trading price for Axesstel’s common stock on October 29, 2007. 325,000 shares of Common Stock were issued in connection with the initial advance under the Purchase Agreement and an additional 175,000 shares are issuable upon satisfaction of the conditions to, and closing of, the second advance.

Merriman Curhan Ford & Co. acted as financial advisor to Axesstel in connection with the transaction and received a fee of $274,950 for its services in connection with the initial advance, and would be entitled to additional fees of $148,800 upon consummation of the second advance.

The Common Stock was issued in a private placement transaction in accordance with Rule 506 under Regulation D of the Securities Act of 1933.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

4.1	Securities Purchase Agreement by and between Axesstel and Centurion, dated as of October 30, 2007

4.2	Registration Rights Agreement by and between Axesstel and Centurion, dated as of October 30, 2007

4.3	Security Agreement executed by Axesstel in favor of Centurion, dated as of October 30, 2007

4.4	Senior Secured Promissory Note executed by Axesstel in favor of Centurion, dated as of October 30, 2007

99.1	Press release issued by Axesstel on November 2, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axesstel, Inc.

By:	/s/ Patrick Gray
Patrick Gray
Chief Financial Officer

Date: November 2, 2007